EXHIBIT 10.56
February 20, 2006
VIA ELECTRONIC DELIVERY
Mr. Michael Collins
Dear Michael:
     We are very pleased to confirm our discussions regarding your joining Gevity as Chief Marketing Officer, based at our field support office in Bradenton, Florida. In this capacity, you will report directly to Roy King, President and Chief Operating Officer, and be primarily responsible for the duties and responsibilities of this position set forth below and as they may evolve over time. We have prepared the following general summary of the key terms of our offer of employment for your review.

Start Date:	On or about March 13, 2006.

Primary Duties:	Product/Solution Marketing & Management
Strategy & Business Analysis
Customer/Prospect & Market Requirements including field and
customer driven enhancement requests
Pricing
Field & Customer Launches
Product/Solutions Management

Field Marketing & Sales Support
Lead Generation & Management
Telemarketing to generate and qualify leads
New market and geography launch support
Training
Collateral/Sales Kits
Database Marketing & Data Management
Events — Gevity Business Edge seminars,
Local Seminars & Webinars

Business Development
Affinity and Alliance Partnerships

Market Strategy
Competitive analysis, with these on-going findings being
translated into web content and sales tools
Market research including pricing studies

Gevity Institute
Leverage as competitive advantage as company penetrates middle market space

External Marketing & Awareness Building

Client/Partner Communications
Marcom
Collateral development
Messaging/positioning
Brand identity compliance
Commercial content for website
Corporate events and industry tradeshows
Corporate communications and PR

Other duties as assigned.

Base Salary:	$265,000 per year payable in equal installments of
$10,192.31 on the Company’s normal bi-weekly payroll
schedule.

Paid Time Off:	You will be eligible for a total of 216 hours of paid time
off (including 4 weeks of paid vacation) during each
calendar year of employment, prorated for partial years.

Cash Bonus:	Commencing on the date of you employment, you will
participate in a cash bonus program that will provide a
target bonus amount equivalent to 50% of base salary at
threshold, 66.7% at target and 100% at superior, calculated
on the base salary actually paid to you during a calendar
year. The actual amount of the award, either more or less,
will be based, in part, on an evaluation of your individual
performance and contribution, as well as the overall
financial performance of the Company. Of course, all bonus
payments and compensation decisions regarding executives
are subject to final approval by the Board or a duly
authorized Committee. For the 2006 calendar year, your
bonus will be prorated based on your period of active
employment during 2006, subject to a guaranteed payment
equal to 25% of target.

Long Tem
Incentive:	Beginning in 2006, you will be eligible to participate in a
long term incentive plan which provides for equity awards
at the equivalent of 75% of base salary at threshold, 100%
at target and 150% at superior,

calculated on the base salary actually paid to you during a
calendar year. The actual amount of the award, either more or less, will be based, in part, on an evaluation of your
individual performance and contribution, as well as the overall financial performance of the Company. Awards are discretionary and are subject to approval by the Board or a duly authorized
Committee thereof.

Signing bonus:	You will also be eligible for a $15,000.00 sign-on bonus;
you will be paid $5,000.00, less applicable taxes and
withholdings, on your first regular payroll date; the
remaining $10,000.00 will be paid on the first payroll date
after 90 days of employment.

Stock Options
And Restricted
Shares:	Initial Stock and Stock Option Award – As an inducement to
commence employment with Gevity, you will receive an award
of non-qualified stock options to purchase 50,000 shares of
the Company’s common stock having a 10-year term and 4-year
vesting schedule, pursuant to which 25% of such options
vest on each anniversary of the date of the award. In
addition, you will receive an award of 2,500 restricted
shares of the Company’s common stock having a 4-year
vesting schedule, pursuant to which 25% of such shares vest
on each anniversary of the date of the award. Such options
and restricted shares will be granted under and subject to
the terms of the Company’s 2005 Equity Incentive Plan.
Typically, these awards are made on the first day of the
month following your first date of employment.

Benefits:	You are immediately eligible to participate in Gevity’s health and welfare benefits. Should you elect to participate in Gevity’s health and welfare benefits, they will begin immediately upon your hire date. You should submit your Benefits Election Form with your other new hire paperwork. If you have any questions about your health and welfare benefits, please contact internal
Human Resources by calling MYHR (x6947). Remember — benefits enrollment is your responsibility. The Company’s contribution toward coverage commences as of your effective date. If you do not enroll at the time of your initial eligibility, you must wait for the next annual enrollment period or qualifying event. In addition, you will be eligible to participate in our benefit plans including a 401(k) consistent with other executives of the
Company. A detailed summary will be provided to you.

Relocation:	The Company will pay the closing costs and expenses associated with the sale of your primary residence in Virginia (“Home”). Additionally, and subject to a total relocation expense limitation of $100,000.00 (“Relocation Amount”), the Company will cover those standard items covered under the Company’s
Relocation Policy; subject to the Relocation Amount limitation, the Company will also either pay or reimburse the following:
•	Customary closing costs associated with the purchase of your residence in the Bradenton/Sarasota area;

•	3 house hunting visits for you and your immediate family members;

•	Packing, transportation, and, to the extent necessary, temporary storage of your belongings and household effects for a period not to exceed 6 months; and

•	Actual rental expense for a temporary residence in the Bradenton/Sarasota area for a period not to extend beyond 6 months from the date of your employment.

Following closing on your residence in the Bradenton/Sarasota area, the Company shall promptly pay to you the Relocation
Amount less any relocation expenses previously reimbursed or paid to you.

Change in
Control:	You will be eligible to enter into a Change in Control
Severance Agreement in the form customarily used by the Company for other executives of the Company. Generally, the agreement provides for certain payments to you if you are terminated
within a two (2) year period following a change in control of the Company. Please refer to the form of such agreement
provided to you for the specific terms and conditions.

General
Severance:	In the event your employment is terminated for Good Reason or any reason other than for “Cause” within the first two (2)
years of employment and provided you execute a full and
complete general release of all

employment-related claims, if any, against the Company, the
Company will pay you the sum of one times your annual base
salary, as in effect at the time of your termination. Such sum shall be paid to you in twenty-six (26) equal payments on the
Company’s regular bi-weekly payroll cycle over the twelve (12)
month period immediately following the termination of your
employment but in no event shall payments extend beyond March
15th of the year following your termination. In
addition, during the Severance Period, you may continue to
participate in the health and dental plans provided to you as of the date of termination at the same level and in the same manner as if your employment had not terminated. If the terms of any benefit plan referred to in this section do not permit your
continued participation, then the Company will arrange for other coverage providing substantially similar coverage at no
additional cost to you.

For purposes of this offer, Paragraph 1(c) of the Change of
Control Severance Agreement is incorporated herein to define
“Cause” and the circumstances in which your employment may be terminated for Cause. “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:
     (i) (A) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive’s primary position, duties, responsibilities, or status with the Company (including any material and adverse diminution of such duties or responsibilities) or (B) a material and adverse change in Executive’s titles or offices with the Company;
     (ii) a reduction by the Company in Executive’s rate of annual base salary or annual target bonus opportunity as the same may be increased from time to time; or
     (iii) any requirement of the Company that Executive be based anywhere more than fifty (50) miles from the office where Executive is located at the time of his initial employment.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s

right to terminate employment for Good Reason shall not be
affected by Executive’s incapacities due to mental or physical illness and Executive’s continued employment shall not
constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within thirty (30) days following Executive’s
knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.
     As a condition of employment, the Company must be satisfied that you are not subject to any agreement or understanding that would directly or indirectly restrict your ability to perform duties for the Company and you will be required to enter into our usual Non-Solicitation, Non-Compete and Confidentiality Agreement. This agreement generally limits your solicitation of Company clients, use of the Company’s confidential information, and your employment by a competitor of Gevity for a period of one year after you leave the Company. A copy of this required document has also been provided to you. You will also need to successfully undergo a background check and drug screen prior to beginning employment.
     Please let us know whether you accept these general terms of employment, by signing in the space provided below, and returning a copy to my attention.
     Michael, we believe that the position of Chief Marketing Officer, provides an excellent opportunity for you to join a strong leadership team and share in the direct responsibility for the ongoing success of an exciting, challenging, and growing company.
     Our senior management and the board of directors look forward to welcoming you to the Gevity team.

Very Truly Yours,
/s/ Edwin E. Hightower, Jr.
Edwin E. Hightower, Jr.
Vice President and General Counsel

Agreed to and Accepted by:

/s/ Michael Collins

Michael Collins
Date: February 23, 2006
Cc: Erik Vonk